Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is entered into on January 22, 2021 with an effective date of January 1,  2021 (the “Effective Date”) between AGNC Mortgage Management, LLC, a Delaware limited liability company (the “Company”), and Aaron Pas (the “Executive”), and supersedes and replaces in its entirety that certain Employment Agreement, entered into between the Company and the Executive, effective as of January 1, 2019, as amended (the “Prior Agreement”).
W I T N E S S E T H:
WHEREAS, the Company is currently engaged through its affiliates in the business of, among other things, managing mortgage real estate investment trusts, which invest in (a) agency securities for which the principal and interest payments are guaranteed by U.S. Government agencies and U.S. Government-sponsored entities, (b) non-agency securities and/or (c) other mortgage related investments; and
WHEREAS, the Executive has received and will continue to receive specific trade secrets and confidential information, training and the benefit of established customer relationships relating to the businesses of the Company, which trade secrets and confidential information, training and access to established customer relationships are necessary to enable the Executive to perform the Executive’s duties and to receive future compensation, and the Executive has played and will continue to play a significant role in the development and management of the businesses of the Company; and
WHEREAS, it is in the interests of the Company that the Executive’s services continue to be available to the Company; and
WHEREAS, the Company and the Executive are parties to the Prior Agreement; and
WHEREAS, the parties wish to amend and restate the Prior Agreement in its entirety; and
WHEREAS, it is a condition to the Executive’s continued employment by the Company that the Executive execute and deliver this Agreement, and in order to induce the Executive to continue the Executive’s employment, the Company has agreed to provide the Executive with the rights and benefits described more fully herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to enter into this Agreement as follows:
1.Definitions; Interpretations. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings:

(a)“AGNC” shall mean AGNC Investment Corp. and its successors and assigns.
(b)“Base Salary” shall have the meaning specified in subparagraph 4(a).
(c)“Board” shall mean the Board of Directors of AGNC.
(d)“Change of Control” shall have the meaning set forth in the Equity Plan, including the relevant provisions of Section 17 of the Equity Plan, as of the Effective Date.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(f)“Company Managed Fund” shall mean (i) AGNC and (ii) any other entity for which the Company or a subsidiary of the Company serves as investment manager or in a substantially similar capacity pursuant to a written agreement.
(g)“Company’s Business” shall mean:
(i) any business activity that would be the same or competitive with any business activity engaged in by AGNC, the Company or any of their subsidiaries or any Company Managed Fund during the term of the Executive’s employment; and
(ii) the provision of management, advisory or other investment services to mortgage real estate investment trusts or any other investment vehicles that engage primarily in the acquisition, trading, sales, financing, investment or management of mortgage-backed securities or other real estate assets.
(h)“Compensation Committee” shall mean the Compensation and Corporate Governance Committee of the Board.
(i)“Compensation Committee Charter” shall mean the AGNC Investment Corp. Compensation and Corporate Governance Committee Charter, as may be in effect from time to time.
(j)“Disability” shall mean a physical or mental condition of the Executive that, in the good faith judgment of the Company, prevents the Executive from being able to perform the services required under this Agreement and that results in the Executive becoming eligible for long-term disability benefits (if such benefits are provided by the Company). If any dispute arises as to whether a Disability has occurred, or whether a Disability has ceased and the Executive is able to resume duties, then such dispute shall be referred to a licensed physician, at the request of either the Executive or the Company. The Executive shall submit to such examinations and provide information as such physician may request and the determination of such physician as to the Executive’s physical or mental condition shall be binding and conclusive on the parties. The Company shall pay the cost of any such physician and examination.

(k)“Equity Plan” shall mean the AGNC Investment Corp. 2016 Equity and Incentive Compensation Plan, as approved by the Board on October 18, 2016, as amended from time to time, and any successor plan thereto.
(l)“Good Reason” shall mean any of the following, which occur without the Executive’s express written consent: (i) a material diminution of the Executive’s authority, duties or responsibilities with the Company, (ii) a material breach by the Company of any material provision of this Agreement, or (iii) a relocation of the Executive’s principal office to a location that is in excess of 50 miles from Bethesda, Maryland.  The Executive must provide written notice to the Company within 90 days of the initial existence of a condition that constitutes Good Reason as defined herein and the Company shall have 30 days after receipt of any such notice to remedy the condition. If the Company timely remedies such condition, such condition shall not constitute Good Reason. The Executive may not terminate the Executive’s employment hereunder for Good Reason more than six months after the initial existence of one (or more) of the conditions that constitutes Good Reason.
(m) “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.
(n)“Restricted Territory” shall mean:
(i) the world; and
(ii) North America; and
(iii) the United States; and
(iv) Maryland.
(o)“Section 280G” shall mean Section 280G of the Code and the regulations thereunder.
(p)“Section 409A” shall mean Section 409A of the Code and the regulations thereunder.
(q)“Termination For Cause” shall be deemed to exist if Executive: (i) commits or engages in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with Executive’s duties for the Company; (ii) is convicted of, or pleads nolo contendere with respect to, an act of criminal misconduct, involving any financial crime or an act of moral turpitude; (iii) engages in an act of gross negligence or willful failure to perform in any material respect Executive’s duties or responsibilities to the Company (other than as a result of ill health or disability); and/or (iv) materially breaches or violates the Company’s employment policies, including its Code of Ethics; provided, however, that prior to any termination for cause under clauses (iii) or (iv) of this paragraph, Executive will have been given written notice of such matter from the Company’s Chief Executive Officer and a 15 day period to correct any such matter.
(r)“Termination For Good Reason” shall mean the Executive’s termination of the Executive’s employment with the Company as a result of Good Reason.
(s)“Termination Without Cause” shall mean the termination by the Company of the Executive’s employment with the Company for any reason other than a termination for Disability or a Termination For Cause and shall not include the Company’s giving notice pursuant to subparagraph 5(a) that the Employment Period shall not be extended.
(t)“Voluntary Termination” shall mean the Executive’s termination of the Executive’s employment with the Company for any reason, other than a Termination For Good Reason.
In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph or subparagraph, (b) reference to any paragraph or subparagraph means such paragraph or subparagraph hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by a specific party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.
2.Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to accept such continued employment with the Company, in each case on the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, the Executive shall be an at-will employee of the Company and the Executive or the Company may terminate the Executive’s employment with the Company for any reason or no reason at any time, subject to the terms and conditions hereof, including any obligations the Company may have pursuant to paragraph 6 hereof.
3.Positions and Duties.
(a)During the Employment Period, the Executive shall serve as the Senior Vice President, Non-Agency Portfolio of the Company. As such, the Executive shall have the responsibilities and authorities customary for persons holding such positions and such other duties as may be reasonably designated to Executive by the Chief Investment Officer of the Company or an executive of comparable seniority as designated by the Company.
(b)During the Employment Period, the Executive shall (i) report directly to the Chief Investment Officer of the Company and (ii) observe and comply with all lawful policies, directions and instructions of the Chief Investment Officer of the Company or the Board that are consistent with this paragraph 3. At the Company’s request and instruction, Executive shall, in lieu of reporting to the Chief Investment Officer, instead report to and receive instruction from an executive of the Company with comparable seniority.
(c)During the Employment Period, the Executive shall (i) devote substantially all of the Executive’s business time, attention, skill and efforts to the faithful and efficient performance of the Executive’s duties hereunder (except for permitted vacation periods and reasonable periods of illness or other incapacity) and (ii) not accept employment with any Person other than with the Company. Notwithstanding the foregoing, the Executive may engage in the following activities so long as they do not interfere in any material respect with the performance of the Executive’s duties and responsibilities hereunder: (A) serve on corporate (if approved by the Board, such approval not to be unreasonably withheld), civic, religious, educational or charitable boards or committees or (B) manage the Executive’s personal investments.
(d)During the Employment Period, the Executive shall perform the Executive’s duties and responsibilities principally in the Bethesda, Maryland area.
4.Compensation and Benefits.
(a)Base Salary. For services rendered by the Executive under this Agreement during the Employment Period, the Company shall pay to the Executive an annual base salary (“Base Salary”), evenly paid twice a month or on such other schedule as salaried employees of the Company are generally and regularly compensated. During the Employment Period from the Effective Date through the term of this Agreement, the Base Salary shall be at the rate of no less than $450,000 per year. With respect to periods commencing on and after January 1, 2022, the Compensation Committee, in consultation with the Chief Executive Officer, shall review the Executive’s Base Salary from time to time and may, in its sole discretion, increase it; provided that the Base Salary shall not be lowered from the rate of $450,000.
(b)Annual Cash Bonus. With respect to each calendar year during the Employment Period, the Executive shall be eligible to earn an annual cash bonus. The actual annual bonus will be the product of the target value (the “Target Annual Bonus Amount”) and a factor based on the level of achievement of specified performance measures and goals set by the Compensation Committee (with, subject to the Compensation Committee Charter, input from the Chief Executive Officer) for such calendar year (the “Annual Performance Goals”). The factor is expected to be above 1.0 for above plan performance and below 1.0 if performance is below expectations or corporate goals are not fully met. Performance below a defined threshold level may result in no bonus payment for such measure. For the calendar year 2021 bonus to be paid in 2022, and for each calendar year thereafter, the Target Annual Bonus Amount shall be no less than 175% of the Executive’s Base Salary. The Compensation Committee (with, subject to the Compensation Committee Charter, input from the Chief Executive Officer), in its reasonable judgment and no later than ninety (90) days after the beginning of each calendar year, shall determine the weightings of each performance measure and the threshold, target and maximum for each performance goal, which in aggregate will comprise the “Corporate Scorecard” for that calendar year. Executive’s Annual Performance Goals may be a combination of the “corporate scorecard” and individual contributions of the Executive, and, the weighting thereof, as well as performance versus this criteria, shall be determined by the Compensation Committee (with, subject to the Compensation Committee Charter, input from the Chief Executive Officer), in its reasonable judgment. To the extent that specified performance measures and goals apply to other executives of the Company, the threshold, target and maximum levels associated with such specified performance measures and goals will apply to the Executive in the same manner as they apply to such other executives. Subject to the provisions of paragraph 6, the Executive must be employed on the date on which the annual cash bonus is paid in order to receive payment of any such annual cash bonus pursuant to this subparagraph 4(b). Any annual cash bonus earned pursuant to this subparagraph 4(b) shall be paid to the Executive by March 15 of the calendar year following the calendar year to which such annual cash bonus relates.
(c)Long-Term Incentive Awards. Beginning in the first quarter of calendar year 2021, and during the first quarter of each calendar year of the Employment Period thereafter, Executive shall be eligible to receive long-term incentive award(s), subject to approval by the Board, as part of the Company’s long-term incentive program applicable to other executives (the “Target Annual LTIA”). Beginning in the calendar year 2021 and beyond, such grants shall have an aggregate target fair value equal to no less than 190% of Executive’s Base Salary for the corresponding calendar year (initially set at $855,000). Annual grants will be comprised of a combination of 50% “Performance-Based Awards” that shall vest based upon the achievement of certain specified performance metrics (as determined by the Compensation Committee in its reasonable judgment) (the “Performance-Based Metrics”) measured over a multi-year performance period with the amount of shares and the associated performance targets specified at or before the grant date of the award, and 50% time-based awards that shall vest based on continued service over a multi-year period. If the Performance-Based Metrics are exceeded (as determined by the Compensation Committee in its reasonable judgment), the Executive may earn up to 200% of the target number of shares underlying the Performance-Based Award. Notwithstanding the foregoing, each Target Annual LTIA shall be subject to approval by the Board and to the terms and conditions of the Equity Plan and the applicable award agreement(s) to be entered into between AGNC and the Executive, which shall be consistent with the terms hereof.
(d)Vacation. During the Employment Period, the Executive shall be entitled to 20 days of paid vacation during each calendar year, subject to adjustment pursuant to the Company’s vacation policy for employees.
(e)Other Benefits. During the Employment Period, the Executive shall be entitled to receive all employee benefits, fringe benefits and other perquisites that may be offered by the Company to its senior employees as a group, including, without limitation, participation by the Executive and, where applicable, the Executive’s dependents, in the various employee benefit plans or programs (including, without limitation, retirement plans, stock plans, health plans, life insurance, parking and disability insurance but excluding, except as hereinafter provided in subparagraph 6(b), 6(c) or 6(d), any severance pay program or policy of AGNC, the Company or any of their subsidiaries) generally provided to senior employees of the Company, subject to meeting the eligibility requirements with respect to each of such benefit plans or programs. However, nothing in this subparagraph 4(e) shall be deemed to prohibit the applicable plan sponsor from making any changes in any of the plans, programs or benefits described herein, provided such changes apply to all similarly situated senior employees.
(f)Clawback Policy. The Executive agrees that performance-based incentive compensation awarded or paid by AGNC or the Company to the Executive (whether in cash or equity) shall be subject to the clawback policy of the Company in effect as of the Effective Date, including as it may be amended from time to time in order to comply with the final rules or regulations adopted by the U.S. Securities and Exchange Commission and the Nasdaq Stock Market that implement the incentive-based compensation recovery requirements set forth in Section 10D of the Securities Exchange Act of 1934, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other applicable legal requirements or listing standards that may be enacted and in effect from time to time (the “Clawback Rules”) or as otherwise may be amended or adopted in good faith by the Board for the Company’s employees. Such clawback policy, as it may be amended or adopted, will trigger the forfeiture or recoupment of the Executive’s performance-based incentive compensation (and such other compensation covered by the Clawback Rules or determined by the Board in good faith and specified in such policy) if the performance-based incentive compensation (or other compensation) is of the type covered by the Clawback Rules or such clawback policy for employees as adopted by the Board in good faith and (i) in the event that AGNC is required to prepare an accounting restatement due to AGNC’s material noncompliance with any financial reporting requirement under U.S. federal securities laws, provided that such forfeiture or recoupment shall be limited to the portion of applicable compensation that would not have been awarded or paid to the Executive for or in respect of such restated fiscal year had such financial statements been accurate (as reasonably determined by the Board in accordance with the Clawback Rules), (ii) in such other circumstances as may be required to comply with the Clawback Rules, in which case such forfeiture or recoupment shall be limited to the portion of the applicable compensation required to be forfeited/recouped under the Clawback Rules, or (iii) in such other circumstances and in such amount as the Board may determine in good faith as specified in such policy.
(g)Stock Ownership Guidelines. The Executive agrees that all shares of common stock of AGNC owned by the Executive shall be subject to any applicable stock ownership guidelines that may be reasonably implemented by the Board from time to time.

5.Employment Period.
(a)Except as hereinafter provided, the Employment Period shall continue until, and shall end on, the second anniversary of the Effective Date (such date, the “Expiration Date”); provided, however, that on each day following the Effective Date, the Expiration Date shall be extended to the second anniversary of such date. Notwithstanding the preceding sentence, the Board or the Executive may terminate the Employment Period at any time by providing prior written notice that such daily extensions of the Expiration Date shall be discontinued, in which case the Expiration Date shall be the second anniversary of the date on which such notice is provided.
(b)Notwithstanding subparagraph 5(a) above, the Employment Period shall end early upon the first to occur of any of the following events:
(i) the Executive’s death;
(ii) the Board’s termination of the Executive’s employment due to Disability;
(iii) a Termination For Cause;
(iv) a Termination Without Cause;
(v) a Termination For Good Reason; or
(vi) a Voluntary Termination.
6.Post-Employment Payments.
(a)At the end of the Executive’s employment for any reason, the Executive shall cease to have any rights to salary, expense reimbursements or other benefits, except that (to the extent applicable) the Executive shall be entitled to (i) any Base Salary which has been earned but is unpaid as of the end of the Employment Period, which shall be paid by the Company to the Executive on the first payroll date following the Executive’s termination of employment, (ii) any annual cash bonus that has been earned for a prior calendar year pursuant to subparagraph 4(b) but is unpaid, which shall be paid by the Company to the Executive by March 15 of the calendar year in which the Executive’s termination of employment occurs (but only if the termination is not a Termination For Cause or a Voluntary Termination), (iii) any reimbursable expenses which have been incurred but are unpaid as of the end of the Employment Period, which shall be paid by the Company to the Executive in accordance with the Company’s applicable reimbursement policies, (iv) any plan benefits which by their terms extend beyond termination of the Executive’s employment (but only to the extent provided in any benefit plan in which the Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), 6(c) or 6(d), any severance pay program or policy of AGNC, the Company or any of their subsidiaries) and (v) any benefits to which the Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, subject to subparagraph 6(f), the Executive shall be entitled to the additional amounts described in subparagraph 6(b), 6(c) or 6(d), in the circumstances described in such subparagraphs. Moreover, subject to subparagraph 6(f), unless otherwise expressly agreed to by the parties, if the Executive’s employment is terminated by the Company following the end of the Employment Period (for any reason other than a reason that would have constituted a Termination For Cause had such termination of employment occurred during the Employment Period), then the Executive shall be entitled to the severance provided under any severance policy or arrangement of AGNC, the Company or their affiliates that is applicable to the Executive at the time of such termination but shall be no less than six (6) months of targeted cash compensation (salary plus targeted cash bonus).
(b)If the Employment Period ends early pursuant to subparagraph 5(b) on account of a Termination Without Cause or a Termination For Good Reason (except in circumstances in which subparagraph 6(c) would apply), the Executive shall be entitled to receive the following:
(i) The greater of any amounts under any applicable severance policy or arrangement of AGNC, the Company or their affiliates applicable to the Executive at the time of such termination or an amount equal to the product of (A) 1.0, multiplied by (B) the sum of (x) the Executive’s Base Salary at the time of such termination of employment, plus (y) the Target Annual Bonus Amount for the calendar year in which such termination of employment occurs, which shall be paid by the Company to the Executive in equal installments over the 12-month period following such termination of employment in accordance with the Company’s normal payroll practices;
(ii) an amount equal to the product of (A) the annual cash bonus the Executive would have been entitled to receive pursuant to subparagraph 4(b) if Executive had remained employed through December 31 of the calendar year in which such termination of employment occurs (as determined by the Compensation Committee but assuming that the Executive achieved all qualitative and subjective metrics of the Annual Performance Goals at their target level), multiplied by (B) a fraction (x) the numerator of which is the number of days that the Executive remained employed during the calendar year in which such termination of employment occurs and (y) the denominator of which is 365 (the “Assumed Pro Rata Bonus”), which shall be paid by the Company to the Executive in a single lump sum by March 15 of the calendar year following the calendar year in which such termination of employment occurs;
(iii)(A) if the Executive (or any of Executive’s eligible dependents) elects continuation coverage under the Company’s medical, dental and/or vision plans pursuant to COBRA, reimbursement for the Executive’s (and any such eligible dependent’s) COBRA premium payments (provided such reimbursement does not result in any taxes or penalties for the Company) until the earlier of (x) the Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (y) the date that is twelve (12) months following such termination of employment (such period, the “COBRA Period”), with each such COBRA reimbursement being made by the Company to the Executive within thirty (30) days following the payment of any such COBRA premiums by the Executive (and any such eligible dependent) (the “COBRA Reimbursements”); or (B) if the Executive (or any of Executive’s eligible dependents) elects continuation coverage under the Company’s medical, dental and/or vision plans pursuant to COBRA but the COBRA Reimbursements would result in taxes or penalties for the Company, monthly cash payments, with each such monthly cash payment being equal to the Executive’s (and any such eligible dependent’s) monthly COBRA premium payments during the COBRA Period, which shall be paid by the Company to the Executive on the first payroll date of each month following the month with respect to which the Executive’s (and any such eligible dependent’s) monthly COBRA premiums were paid during the COBRA Period (the “Substitute Payments”); and
(iv) acceleration of any outstanding unvested awards under the Equity Plan, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive.
(c)If the Employment Period ends early pursuant to subparagraph 5(b) on account of a Termination Without Cause or a Termination For Good Reason, and such termination of employment occurs within twenty-four (24) months after a Change of Control, the Executive shall be entitled to receive the following:
(i) the greater of any amounts under any applicable severance policy or arrangement of AGNC, the Company or their affiliates applicable to the Executive at the time of such termination or an amount equal to the product of (A) 1.5, multiplied by (B) the sum of (x) the Executive’s Base Salary at the time of such termination of employment, plus (y) the Target Annual Bonus Amount for the calendar year in which such termination of employment occurs, which shall be paid by the Company to the Executive in a lump sum on the first payroll date following the 60th day after such termination of employment;
(ii) an amount equal to the product of (A) the Target Annual Bonus Amount for the calendar year in which such termination of employment occurs, multiplied by (B) a fraction (x) the numerator of which is the number of days that the Executive remained employed during the calendar year in which such termination of employment occurs and (y) the denominator of which is 365, which shall be paid by the Company to the Executive in a single lump sum by March 15 of the calendar year following the calendar year in which such termination of employment occurs;

(iii) the COBRA Reimbursements or the Substitute Payments (each as defined in subparagraph 6(b)(iii)), as applicable; provided, however, that the COBRA Period shall continue until the earlier of (A) the Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (B) the date that is eighteen (18) months following such termination of employment; and
(iv) acceleration of any outstanding unvested awards under the Equity Plan, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive.
(d)If the Employment Period ends early at any time pursuant to subparagraph 5(b) on account of the Executive’s death or Disability, the Executive (or in the event of the Executive’s death, Executive’s estate or eligible dependents, as applicable) shall be entitled to receive the following:
(i) the Assumed Pro Rata Bonus, which shall be paid by the Company to the Executive (or to Executive’s estate) in a single lump sum by March 15 of the calendar year following the calendar year in which such termination of employment occurs;
(ii) the COBRA Reimbursements or the Substitute Payments (each as defined in subparagraph 6(b)(iii)), as applicable (provided that in the event of the Executive’s death, the COBRA Reimbursements or the Substitute Payments, as applicable, shall be paid to the Executive’s eligible dependents); and
(iii) acceleration of any outstanding unvested awards under the Equity Plan, subject to and in accordance with the applicable award agreement(s) to be entered into between AGNC and the Executive.
(e)Any payment, reimbursement or benefit under the last sentence of subparagraph 6(a) or subparagraph 6(b), 6(c) or 6(d) that is not made or provided during the period following the Executive’s termination of employment because the Executive (or, if applicable, Executive’s estate) has not executed the release described in subparagraph 6(f) shall be paid to the Executive in a single lump sum (or shall be provided to the Executive) on the first payroll date following the 60th day after such termination of employment; provided that the Executive (or, if applicable, Executive’s estate) executes and does not revoke the release in accordance with the requirements of subparagraph 6(f).
(f)Notwithstanding anything herein to the contrary, the Executive (or, if applicable, Executive’s estate) shall not be entitled to receive any payment, reimbursement or benefit under the last sentence of subparagraph 6(a) or subparagraph 6(b), 6(c) or 6(d) hereof unless (i) prior to the 60th day following such termination of employment, the Executive (or, if applicable, Executive’s estate) executes a standard release of all claims, known or unknown, arising on or before the date of the release, against AGNC, the Company and their subsidiaries and their directors, managers, officers, employees and affiliates, in a standard form of release provided by the Board and agreed to by the Executive (which release shall not impose any further obligations, covenants or duties on the Executive), and (ii) any applicable revocation period has expired prior to the 60th day following such termination of employment without the Executive (or, if applicable, Executive’s estate) revoking such release.
7.Confidential Information; Non-Competition; Intellectual Property.
(a)Confidential Information.
(i) The Executive recognizes that the services to be performed by the Executive hereunder are special, unique and extraordinary and that, by reason of such employment with the Company, the Executive has acquired and will continue to acquire Confidential Information (as defined below) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive agrees that the Executive will not (directly or indirectly) at any time, whether during or after the Executive’s employment hereunder, (A) knowingly use for an improper personal benefit any Confidential Information that the Executive may learn or has learned by reason of the Executive’s employment with the Company or (B) disclose any such Confidential Information to any Person except (1) in the performance of the Executive’s obligations to the Company hereunder, (2) as required by applicable law, (3) in connection with the enforcement of the Executive’s rights under this Agreement, (4) in connection with any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company or (5) with the prior written consent of the Board. As used herein, “Confidential Information” includes information with respect to the operation and performance of the Company and the Company Managed Funds, their investments, portfolio companies, products, services, facilities, product methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information, business plans, prospects or opportunities (including, as applicable, all of the foregoing information regarding the Company’s and/or the Company Managed Funds’ past, current and prospective portfolio companies); provided, however, that such term shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by the Executive or (y) is or becomes known or available to the Executive on a nonconfidential basis from a source (other than the Company) that, to the Executive’s knowledge, is not prohibited from disclosing such information to the Executive by a legal, contractual, fiduciary or other obligation to the Company.
(ii) The Executive confirms that all Confidential Information is the exclusive property of the Company. All business records, papers and documents kept or made by the Executive while employed by the Company relating to the business of the Company shall be and remain the property of the Company at all times. Upon the request of the Company at any time, the Executive shall promptly deliver to the Company, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into the Executive’s possession while employed by the Company concerning the business or affairs of the Company other than personal materials, records and documents (including notes and correspondence) of the Executive not containing proprietary information relating to such business or affairs. Notwithstanding the foregoing, the Executive shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between the Executive and the Company.
    (iii)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(b)Non-Competition; Non-Solicitation.
(i) The Executive agrees that (A) during the term of Executive’s employment with the Company and, (B) during the 12-month period following the termination of Executive’s employment with the Company for any reason (the “Non-Competition Period”) within the Restricted Territory, the Executive shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, firm, association or other business organization, entity or enterprise, whether as an officer, employee, director, partner, stockholder, consultant or otherwise, that engages in the Company’s Business. Notwithstanding the foregoing, (x) the Executive shall not be precluded from purchasing or owning, directly or beneficially, as a passive investment, two percent (2%) or less of any class of publicly traded securities if Executive does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity, and (y) if the Board terminates the Executive’s employment following the end of the Employment Period (for any reason other than a reason that would have constituted a Termination For Cause had such termination of employment occurred during the

Employment Period), then solely for purposes of this subparagraph 7(b)(i), the “Non-Competition Period” shall be the 3-month period following such termination of the Executive’s employment.
(ii) During the Non-Competition Period, the Executive shall not, directly or indirectly:
(1)offer to hire, divert, entice away, solicit or in any other manner persuade, or attempt to do any of the foregoing (each, a “Solicitation”), for any person who is an officer, employee, consultant or board member of the Company or any Company Managed Fund to accept employment or an engagement with a third party or engage in a Solicitation with respect to any person or entity who is, or was, at any time within six months prior to the Solicitation, an officer, employee, agent or consultant of the Company or any Company Managed Fund to work for a third party engaged in the Company’s Business or to engage in any of the activities hereby prohibited with respect to the Executive under this subparagraph 7(b)(ii);
(2)solicit, divert, entice away or in any other manner persuade, or attempt to do any of the foregoing, on (1) any actual or prospective customer of or investor in the Company or any Company Managed Fund to become a customer of or investor in any third party engaged in the Company’s Business or (2) any customer or investor to cease doing business with the Company or any Company Managed Fund; or
(3)make any statements or perform any acts intended to advance the interest of any person engaged in or proposing to engage in the Company’s Business in any way that is intended to injure the interests of the Company or any Company Managed Fund.
(c)Intellectual Property. The Executive agrees that during the term of the Executive’s employment with the Company, and for a period of 12 months following the termination of the Executive’s employment for any reason, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which the Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by the Company (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company (as the Board shall determine) as against the Executive or any of the Executive’s assignees. Regardless of the status of the Executive’s employment by the Company, the Executive and the Executive’s heirs, assigns and representatives hereby assigns, or shall promptly assign, to the Company any and all right, title and interest in and to such Inventions made during the term of the Executive’s employment by the Company. There are no Inventions with respect to the Company conceived of, developed or made by the Executive before the Effective Date which have not been disclosed to and assigned to the Company. The Executive further agrees that at the request of and without charge to the Company, but at the Company’s expense, the Executive shall execute a written assignment of any Inventions to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and the Executive shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States of America and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issues thereon. In the event that the Company is unable, after reasonable effort, and in any event after 10 business days, to secure the Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law statutory copyright or other property right therein, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive irrevocably designates and appoints the Chief Executive Officer of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
(d)Remedies.
(i) The Executive acknowledges that a breach of any of the covenants contained in this paragraph 7 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments or benefits remaining under the terms of this Agreement shall cease and the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this paragraph 7 or such other relief as may be required to specifically enforce any of the covenants contained in this paragraph 7.
(ii) The period of time during which the restrictions set forth in this paragraph 7 will be in effect will be extended by the length of time during which the Executive is in breach of the terms of those provisions as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(e)Communication of Contents of Agreement. While employed by the Company and for twelve (12) months thereafter, the Executive shall communicate the contents of this paragraph 7 to any Person that the Executive intends to be employed by, associated with or represent.

(f)The Company. For purposes of this paragraph 7, the Company shall include AGNC and any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which the Executive worked or had responsibility at the time of termination of the Executive’s employment and at any time during the 2-year period prior to such termination.
8.Non-Disparagement.
(a)The Executive agrees that Executive shall not talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding AGNC, the Company or any of their subsidiaries or any aspect of Executive’s employment with the Company. Further, the Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of AGNC, the Company or any of their subsidiaries. The Company shall instruct its senior executives and members of the Board not to talk about or otherwise communicate to any third parties outside of AGNC, the Company or any of their subsidiaries in a malicious, disparaging or defamatory manner regarding the Executive or any aspect of Executive’s employment with the Company, and the Company shall not make or authorize to be made any written or oral statement to any third parties outside of AGNC, the Company or any of their subsidiaries that may disparage or damage the reputation of the Executive.
(b)Notwithstanding anything in this Agreement to the contrary, nothing in the Agreement prohibits or will be interpreted or construed to prohibit Executive from reporting any possible violation of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice or the Securities and Exchange Commission, or providing testimony to or communicating with such agency or entity in the course of its investigation, or from making any other disclosures that are protected under the whistleblower provisions of federal law and regulation. Any such reports, testimony or disclosures do not require Executive to provide notice or receive the authorization or consent of the Company or the Board.
9.Survival. Subject to any limits on applicability contained therein, paragraphs 6, 7, 8, 9, 10, 11, 21 and 22 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
10.Taxes. AGNC, the Company or any of their subsidiaries shall withhold from all payments due to the Executive all applicable taxes (federal, state or other) that it is required to withhold therefrom unless the Executive has otherwise paid (or made other arrangements satisfactory) to AGNC, the Company or any of their subsidiaries, as applicable, the amount of such taxes. Notwithstanding any other provision of this Agreement, none of AGNC, the Company or any of their subsidiaries shall be obligated to guarantee any particular tax result for the Executive with respect to any payment or benefit provided to the Executive by AGNC, the Company or any of their subsidiaries (whether pursuant to this Agreement or otherwise), and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment. For the avoidance of doubt, in no event shall any provision of this Agreement (including, without limitation, paragraph 21 or 22) be construed to require AGNC, the Company or any of their subsidiaries to provide any gross-up for the tax consequences of any provision under this Agreement or any payment or benefit provided to the Executive by AGNC, the Company or any of their subsidiaries (whether pursuant to this Agreement or otherwise).
11.No Mitigation or Offset. The provisions of this Agreement are not intended to, nor shall they be construed to, require that the Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or otherwise. Without limitation of the foregoing, the Company’s obligations to make the payments to the Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive.
12.Assignability. The obligations of the Executive hereunder are personal and may not be assigned or delegated by the Executive or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder as provided in paragraph 15.
13.Notices. All notices and all other communications provided for in the Agreement shall be in writing and addressed (a) if to the Company, (i) at its principal office address or such other address as it may have designated by written notice to the Executive for purposes hereof, directed to the attention of the Board with a copy to the Chief Executive Officer of the Company or (ii) to the company electronic mail address of the Chief Executive Officer of the Company and (b) if to the Executive, (i) at the Executive’s residence address on the records of the Company or to such other address as the Executive may have designated to the Company in writing for purposes hereof or (ii) to the Executive’s company electronic mail address. Each such notice or other communication shall be deemed to have been duly given when (A) delivered or mailed by United States registered mail, return receipt requested, postage prepaid or (B) when electronic evidence of electronic mail transmission is received, except that any notice of change of address shall be effective only upon receipt.
14.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Executive should die while any amounts would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

16.Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Board. No waiver by either party hereto at any time of any breach by the Executive or the Company of, or in compliance with, any condition or provision of this Agreement to be performed by the Executive or the Company, as applicable, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
17.Complete Agreement. (a) This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and (b) this Agreement supersedes and preempts any prior understandings, agreements or representations by or between the Executive and AGNC, the Company and any of their subsidiaries, written or oral (including, without limitation, the Prior Agreement), which may have related to the subject matter hereof in any way.
18.Counterparts. This Agreement may be executed in one or more counterparts (including electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
19.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Maryland. The Company and the Executive agree that the state and federal courts located in the State of Maryland shall have jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the Company and the Executive hereby: (a) submit to the personal jurisdiction of such courts, (b) consent to service of process in connection with any action, suit or proceeding and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
20.Indemnification and D&O Insurance. The Executive will be provided indemnification and mandatory advancement of expenses to the maximum extent permitted by AGNC’s, the Company’s and their subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, with such indemnification to be on terms determined by the Board or the applicable board of directors or managers, or any of their committees, but on terms no less favorable than provided to any other executive officer or director of such entities. AGNC and the Company shall maintain customary directors and officers insurance coverage for the Executive’s benefit on the same basis as such coverage is maintained for the benefit of AGNC’s and the Company’s other executive officers and directors (including former executive officers and directors).
21.Section 409A.
(a)The parties intend for this Agreement to either comply with, or be exempt from, Section 409A, and all provisions of this Agreement shall be interpreted and applied accordingly. If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Company shall, subject to the Executive’s prior written approval, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferral of compensation” within the meaning of Section 409A or in order to comply with the provisions of Section 409A and without any diminution in the value of the payments or benefits to the Executive. Each payment or reimbursement under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).
(b)To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) and is treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, to the extent required for the Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service or (ii) the date of the Executive’s death. Should this paragraph 21 result in payments or benefits to the Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A, the Company shall make such payments and provide such benefits as provided for in this Agreement. For purposes of this paragraph 21, the terms “Specified Employee” and “Separation from Service” shall have the meanings ascribed to them in Section 409A. The parties intend that the phrase “termination of employment” and words and phrases of similar import used in this Agreement means a Separation From Service with the Company and its subsidiaries.
22.Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable or provided by AGNC, the Company or any of their subsidiaries to the Executive, whether or not payable in connection with this Agreement or upon a termination of employment (“Payments”), (i) constitute “parachute payments” within the meaning of Section 280G, and (ii) but for this paragraph 22 would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of the Payments being subject to the Excise Tax; provided, however, that such Payments shall not be so reduced if a nationally recognized accounting firm selected by the Board in good faith (the “Accountants”) determines that without such reduction, the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code, federal, state and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local tax laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G occurs, or such other rate(s) as the Accountants determine to be likely to apply to the Executive in the relevant tax year(s) in which any of the Payments are expected to be made), an amount that is greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount. Unless the Board and the Executive otherwise agree in writing, any determination required under this paragraph 22 shall be made in good faith by the Accountants in a timely manner and shall be binding on the parties absent manifest error. In the event of a reduction of Payments hereunder, the Payments shall be reduced in the order determined by the Accountants that results in the greatest economic benefit to the Executive in a manner that would not result in subjecting the Executive to additional taxation under Section 409A. For purposes of making the calculations required by this paragraph 22, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Board and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this paragraph 22, and the Company shall bear the cost of all fees charged by the Accountants in connection with any calculations contemplated by this paragraph 22. To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accountants shall value, services to be provided by the Executive (including the Executive refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G such that Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Section 280G. Notwithstanding the foregoing, if the transaction which causes the application of Section 280G occurs at a time during which Section 2(a)(i) of Q&A-6 of Treasury Regulation Section 1.280G would apply to the Executive, upon the request of the Executive, the Company shall use reasonable efforts to obtain the vote of equity holders described in Q&A-7 of Treasury Regulation Section 1.280G.
[SIGNATURES ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGNC MORTGAGE MANAGEMENT, LLC

By:	/s/ Peter Federico
Name:	Peter Federico
Title:	President and Chief Operating Officer

EXECUTIVE

/s/ Aaron Pas
Aaron Pas